Exhibit 4.65

Equity Interest Pledge Agreement

This Exclusive Interest Pledge Agreement (this “Agreement”) is executed by and among the following Parties as of January 1, 2016, in Shanghai, the People’s Republic of China (“China” or the “PRC”):

Party A:       Yanhua Network Technology (Shanghai) Co., Ltd., a wholly foreign-owned enterprise, organized and existing under the laws of the PRC, with its registered address at Room 605, 6th Floor, Building No.1, Lane 2145, Jingshajiang Road, Putuo District, Shanghai, PRC (hereinafter the “Pledgee”);

Party B:       Tairan Guo, a Chinese citizen with Identification No.: 2108031978042991530 (hereinafter the “Pledgor”);

Party C:       Lv Neng Tao E-Commerce (Suzhou) Co., Ltd., a limited liability company organized and existing under the laws of the PRC, with its registered address at Room 306, Building No.3, Keling Road 78, High-tech Zone, Suzhou, PRC.

In this Agreement, each of the Pledgee, the Pledgor and Party C shall be hereinafter referred to as a “Party” individually, and as the “Parties” collectively.

Whereas:

1.              The Pledgor is a citizen of China who as of the effective date of this Agreement holds 33% of the equity interests of Party C, representing RMB 3.3 million in the registered capital of Party C.  Party C is a limited liability company registered in Suzhou, China engaging in online trade agency (shall not engage in financial business), business information consulting (except for brokerage), vehicles, equipment leasing, car transport information consulting services, investment advice (except for financial securities insurance business, except for brokerage), sales of solar photovoltaic and new energy related products, energy-saving products and equipment sales, self-support and agent various types of goods and technology import and export business (except for commodities and technologies that the state restricts from operating or prohibiting the import and export), information technology and new energy technology areas of technology development, technical consultation, technology transfer, technical services, investment management (except for equity investment and equity investment management).  Party C acknowledges the respective rights and obligations of the Pledgor and the Pledgee under this Agreement, and intends to provide any necessary assistance in registering the Pledge;

2.              The Pledgee is a wholly foreign-owned enterprise registered in China.  The Pledgee and Party C have executed an Exclusive Business Cooperation Agreement (as defined below); Party C, the Pledgee and the Pledgor have executed an Exclusive Option Agreement (as defined below); and the Pledgor has executed a Power of Attorney (as defined below) in favor of the Pledgee;

3.              To ensure that Party C and the Pledgor fully perform their obligations under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and the Power of Attorney, the Pledgor hereby pledges to the Pledgee all of the equity interest that the Pledgor holds in Party C as security for Party C’s and the Pledgor’s obligations under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and the Power of Attorney.

Strictly Confidential

To perform the provisions of the Transaction Documents (as defined below), the Parties have mutually agreed to execute this Agreement upon the following terms.

1.                   Definitions

Unless otherwise provided herein, the terms below shall have the following meanings:

1.1                     Pledge: shall refer to the security interest granted by the Pledgor to the Pledgee pursuant to Section 2 of this Agreement, i.e., the right of the Pledgee to be paid in priority with the Equity Interest based on the monetary valuation that such Equity Interest is converted into or from the proceeds from the auction or sale of the Equity Interest.

1.2                     Equity Interest: shall refer to 33% equity interests in Party C will be held by the Pledgor at the effective date of this Agreement, representing RMB 3.3 million in the registered capital of Party C, and all of the equity interest thereafter legally acquired by the Pledgor in Party C.

1.3                     Term of the Pledge: shall refer to the term set forth in Section 3 of this Agreement.

1.4                     Transaction Documents: shall refer to the Exclusive Business Cooperation Agreement executed by and between Party C and the Pledgee on January 1, 2016, (the “Exclusive Business Cooperation Agreement”), the Exclusive Option Agreement executed by and among Party C, the Pledgee and the Pledgor on January 1, 2016, (the “Exclusive Option Agreement”), Power of Attorney executed on January 1, 2016, by the Pledgor (the “Power of Attorney”) and any modification, amendment and restatement to the aforementioned documents.

1.5                     Contract Obligations: shall refer to all the obligations of the Pledgor under the Exclusive Option Agreement, the Power of Attorney and this Agreement; all the obligations of Party C under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and this Agreement.

1.6                     Secured Indebtedness: shall refer to all the direct, indirect and derivative losses and losses of anticipated profits, suffered by the Pledgee, incurred as a result of any Event of Default on the part of the Pledgor and/or Party C under the Transaction Documents.  The amount of such losses shall be calculated based on such factors as the reasonable business plan and profit forecast of the Pledgee, the consulting and service fees payable to the Pledgee under the Exclusive Business Cooperation Agreement, damages and relevant fees under the Transaction Documents, all expenses occurred by the Pledgee in connection with enforcement of the Pledgor’s and/or Party C’s Contract Obligations and etc.

1.7                     Event of Default: shall refer to any of the circumstances set forth in Section 7 of this Agreement.

1.8                     Notice of Default: shall refer to the notice issued by the Pledgee in accordance with this Agreement declaring an Event of Default.

2.                   Pledge

2.1                     The Pledgor agrees to pledge all the Equity Interest as security for performance of the Contract Obligations and payment of the Secured Indebtedness under this Agreement.  Party C hereby assents that the Pledgor pledges the Equity Interest to the Pledgee pursuant to this Agreement.

2.2                     During the term of the Pledge, the Pledgee is entitled to receive dividends distributed on the Equity Interest.  Without the prior written consent of the Pledgee, the Pledgor shall not receive dividends distributed on the Equity Interest.  Dividends received by the Pledgor on Equity Interest after the deduction of individual income tax paid by the Pledgor shall be, as required by the Pledgee, (1) deposited into an account designated and supervised by the Pledgee and used to secure the Contract Obligations and pay the Secured Indebtedness prior and in preference to making any other payment; or (2) to the extent not violate the applicable PRC laws, unconditionally donated to the Pledgee or any other person designated by the Pledgee.

2.3                     The Pledgor may subscribe for a capital increase in Party C only with prior written consent of the Pledgee.  Any additional equity interest obtained by the Pledgor as a result of the Pledgor’s subscription of the increased registered capital of the Company shall also be deemed as Equity Interest.

2.4                     In the event that Party C is required by PRC law to be liquidated or dissolved, any interest distributed to the Pledgor upon Party C’s dissolution or liquidation shall, upon the request of the Pledgee, be (1) deposited into an account designated and supervised by the Pledgee and used to secure the Contract Obligations and pay the Secured Indebtedness prior and in preference to make any other payment; or (2) to the extent not violate PRC laws, unconditionally donated to the Pledgee or any other person designated by the Pledgee.

3.                   Term of the Pledge

3.1                     The Pledge shall become effective on such date when the pledge of the Equity Interest contemplated herein is registered with the relevant administration for industry and commerce (the “AIC”).  The Pledge shall remain effective until all Contract Obligations have been fully performed and all Secured Indebtedness has been fully paid.  The Pledgor and Party C shall (1) register the Pledge in the shareholders’ register of Party C within 3 business days following the execution of this Agreement, and (2) submit an application to the AIC for the registration of the Pledge of the Equity Interest contemplated herein within thirty (30) days following the execution of this Agreement.  The parties covenant that for the purpose of registration of the Pledge, the parties hereto and all other shareholders of Party C shall submit to the AIC this Agreement or an equity interest pledge contract in the form required by the AIC at the location of Party C which shall truly reflect the information of the Pledge hereunder (the “AIC Pledge Contract”).  For matters not specified in the AIC Pledge Contract, the Parties shall be bound by the provisions of this Agreement.  The Pledgor and Party C shall submit all necessary documents and complete all necessary procedures, as required by the relevant PRC laws and regulations and the competent AIC, to ensure that the Pledge of the Equity Interest shall be registered with the AIC as soon as possible after submission for filing.

3.2                     During the Term of the Pledge, in the event the Pledgor and/or Party C fails to perform the Contract Obligations or pay Secured Indebtedness, the Pledgee shall have the right, but not the obligation, to exercise the Pledge in accordance with the provisions of this Agreement.

4.                   Custody of Records for Equity Interest subject to the Pledge

4.1                     During the Term of the Pledge set forth in this Agreement, the Pledgor shall deliver to the Pledgee’s custody the capital contribution certificate for the Equity Interest and the shareholders’ register containing the Pledge within one week from the effective date of this Agreement.  The Pledgee shall have custody of such documents during the entire Term of the Pledge set forth in this Agreement.

5.                   Representations and Warranties of the Pledgor and Party C

As of the execution date of this Agreement, the Pledgor and Party C hereby jointly and severally represent and warrant to the Pledgee that:

5.1                     The Pledgor is the sole legal and beneficial owner of the Equity Interest.

5.2                     The Pledgee shall have the right to dispose of and transfer the Equity Interest in accordance with the provisions set forth in this Agreement.

5.3                     Except for the Pledge, the Pledgor has not placed any security interest or other encumbrance on the Equity Interest.

5.4                     The Pledgor and Party C have obtained any and all approvals and consents from the applicable government authorities and third parties (if required) for the execution, delivery and performance of this Agreement.

5.5                     The execution, delivery and performance of this Agreement will not: (i) violate any relevant PRC laws; (ii) conflict with Party C’s articles of association or other constitutional documents; (iii) result in any breach of or constitute any default under any contract or document to which it is a party or by which it is otherwise bound; (iv) result in any violation of any condition for the grant and/or maintenance of any permit or approval granted to any Party; or (v) cause any permit or approval granted to any Party to be suspended, cancelled or attached with additional conditions.

6.                   Covenants of the Pledgor and Party C

6.1                     During the term of this Agreement, the Pledgor and Party C hereby jointly and severally covenant to the Pledgee:

6.1.1                     The Pledgor shall not transfer the Equity Interest, place or permit the existence of any security interest or other encumbrance on the Equity Interest or any portion thereof, without the prior written consent of the Pledgee, except for the performance of the Transaction Documents;

6.1.2                     The Pledgor and Party C shall comply with and carry out all requirements under applicable laws and regulations relating to pledge, and within five (5) days of receipt of any notice, order or recommendation issued or made by the competent authorities regarding the Pledge (if any), shall present the aforementioned notice, order or recommendation to the Pledgee, and shall comply with the aforementioned notice, order or recommendation or submit objections and representations with respect to the aforementioned matters upon the Pledgee’s reasonable request or upon consent of the Pledgee;

6.1.3                     Each of the Pledgor and Party C shall promptly notify the Pledgee of any event or notice received by it that may have an impact on the Equity Interest or any portion thereof, as well as any event or notice received by it that may have an impact on any guarantees and obligations of the Pledgor under this Agreement or the performance of obligations of the Pledgor under this Agreement;

6.1.4                     Party C shall complete the registration procedures for the extension of the operation term within three (3) months prior to the expiration of such term to maintain the validity of this Agreement.

6.2                     The Pledgor agrees that the rights acquired by the Pledgee in accordance with this Agreement with respect to the Pledge shall not be interrupted or harmed by the Pledgor or any, successors or representatives of the Pledgor or any other persons through any legal proceedings.

6.3                     To protect or perfect the security interest granted by this Agreement for the Contract Obligations and Secured Indebtedness, the Pledgor hereby undertakes to execute in good faith and to cause other parties who have an interest in the Pledge to execute all certificates, agreements, deeds and/or covenants required by the Pledgee.  The Pledgor also undertakes to perform and to cause other parties who have an interest in the Pledge to perform actions required by the Pledgee, to facilitate the exercise by the Pledgee of its rights and authority granted thereto by this Agreement, and to enter into all relevant documents regarding ownership of Equity Interest with the Pledgee or designee(s) of the Pledgee (natural persons/legal persons).  The Pledgor undertakes to provide the Pledgee within a reasonable time with all notices, the orders and decisions regarding the Pledge that are required by the Pledgee.

6.4                     The Pledgor hereby undertakes to comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement.  In the event of failure or partial performance of its guarantees, promises, agreements, representations and conditions, the Pledgor shall indemnify the Pledgee for all losses resulting therefrom.

7.                   Event of Breach

7.1                     The following circumstances shall be deemed an Event of Default:

7.1.1                    The Pledgor’s any breach to any obligations under the Transaction Documents and/or this Agreement.

7.1.2                    Party C’s any breach to any obligations under the Transaction Documents and/or this Agreement.

7.2                     Upon notice or discovery of the occurrence of any circumstances or event that may lead to the aforementioned circumstances described in Section 7.1, the Pledgor and Party C shall immediately notify the Pledgee in writing accordingly.

7.3                     Unless an Event of Default set forth in Section 7.1 has been successfully resolved to the Pledgee’s satisfaction within twenty (20) days after the Pledgee and/or Party C delivers a notice to the Pledgor requesting ratification of such Event of Default, the Pledgee may issue a Notice of Default to the Pledgor in writing at any time thereafter, demanding the Pledgor to immediately exercise the Pledge in accordance with the provisions of Section 8 of this Agreement.

8.                   Exercise of the Pledge

8.1                     The Pledgee shall issue a written Notice of Default to the Pledgor when it exercises the Pledge.

8.2                     Subject to the provisions of Section 7.3, the Pledgee may exercise the right to enforce the Pledge at any time after the issuance of the Notice of Default in accordance with Section 8.1.

8.3                     After the Pledgee issues a Notice of Default to the Pledgor in accordance with Section 8.1, the Pledgee may exercise any remedy measure under the applicable PRC laws, the Transaction Documents and this Agreement, including but not limited to being paid in priority with the Equity Interest based on the monetary valuation that such Equity Interest is converted into or from the proceeds from the auction or sale of the Equity Interest.  The Pledgee shall not be liable for any loss incurred by its duly exercise of such rights and powers.

8.4                     The proceeds from the exercise of the Pledge by the Pledgee shall be used to pay for the taxes and expenses incurred as a result of disposing the Equity Interest and to perform the Contract Obligations and pay the Secured Indebtedness to the Pledgee prior and in preference to any other payment.  After the payment of the aforementioned amounts, the remaining balance shall be returned to the Pledgor or any other person who have rights to such balance under applicable laws or be deposited to the local notary public office where the Pledgor resides, with all expenses incurred being borne by the Pledgor.  To the extent not prohibited by the applicable PRC laws, the Pledgor shall unconditionally donate the aforementioned proceeds to the Pledgee or any other person designated by the Pledgee.

8.5                     The Pledgee may exercise any remedy measure available to it simultaneously or in any order.  The Pledgee may exercise the priority right in compensation based on the monetary valuation that such Equity Interest is converted into or with the proceeds from the auction or sale of the Equity Interest under this Agreement, without being required to exercise any other remedy measure first.

8.6                     The Pledgee is entitled to designate an attorney or other representatives to exercise the Pledge on its behalf, and the Pledgor or Party C shall not raise any objection to such exercise.

8.7                     When the Pledgee disposes of the Pledge in accordance with this Agreement, the Pledgor and Party C shall provide the necessary assistance to enable the Pledgee to enforce the Pledge in accordance with this Agreement.

9.                   Breach of Agreement

9.1                     If the Pledgor or Party C materially breaches any provision under this Agreement, Party A is entitled to terminate this Agreement and/or require the Pledgor or Party C to compensate all the losses.  This Section 9 shall not prejudice any other rights of the Pledgee under this Agreement.

9.2                     The Pledgor or Party C shall not have any right to terminate this Agreement unilaterally in any event unless otherwise required by the applicable laws.

10.            Assignment

10.1              Without the Pledgee’s prior written consent, neither the Pledgor nor Party C shall assign or delegate its/his rights and obligations under this Agreement.

10.2              This Agreement shall be binding on the Pledgor and his/her successors and permitted assigns, and shall be valid with respect to the Pledgee and each of his/her successors and permitted assigns.

10.3              At any time, the Pledgee may assign any and all of its rights and obligations under the Transaction Documents and this Agreement to its designee(s), in which case the assignees shall have the rights and obligations of the Pledgee under the Transaction Documents and this Agreement, as if it were the original party to the Transaction Documents and this Agreement.

10.4              In the event of change of the Pledgee due to assignment, the Pledgor and/or Party C shall, at the request of the Pledgee, execute a new pledge agreement with the new pledgee on the same terms and conditions as this Agreement, and register the same with the competent AIC.

10.5              The Pledgor and Party C shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by the Parties hereto or any of them, including the Transaction Documents, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof.  Any remaining rights of the Pledgor with respect to the Equity Interest pledged hereunder shall not be exercised by the Pledgor except in accordance with the written instructions of the Pledgee.

11.            Termination

11.1              Upon the fulfillment of all Contract Obligations and the full payment of all Secured Indebtedness by the Pledgor and Party C, the Pledgee shall release the Pledge under this Agreement upon the Pledgor’s request as soon as reasonably practicable and shall assist the Pledgor in de-registering the Pledge from the shareholders’ register of Party C and with the competent PRC local administration for industry and commerce.

11.2              The provisions under Sections 9, 13, 14 and 11.2 herein of this Agreement shall survive the expiration or termination of this Agreement.

12.            Handling Fees and Other Expenses

All fees and out of pocket expenses relating to this Agreement, including but not limited to legal costs, costs of production, stamp tax and any other taxes and fees, shall be borne by Party C.

13.            Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information.  Each Party shall maintain the confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

14.            Governing Law and Resolution of Disputes

14.1              The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

14.2              In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations.  If the dispute remains unresolved within 30 days after one Party issues a written notice calling for resolution to the other, either Party may submit the relevant dispute to the Shanghai International Economic and Trade Arbitration Commission for arbitration, in accordance with the arbitration rules of such arbitration commission effective at that time.  The place of the hearing of the arbitration shall be Shanghai.  The arbitration award shall be final and binding on both Parties.

14.3              Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

15.            Notices

15.1              All notices and other communications required to be given pursuant to this Agreement or otherwise given in connection with this Agreement shall be delivered personally, or sent by registered mail, prepaid postage, a commercial courier service, facsimile transmission or email to the address of such Party set forth below.  Each notice shall also be emailed again.  The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

15.2              Notices given by personal delivery, courier service, registered mail or prepaid postage shall be deemed effectively given on the date of receipt or refusal at the address set forth as notice address.

15.3              Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

15.4              For the purpose of notices, the addresses of the Parties are as follows:

Party A:             Yanhua Network Technology (Shanghai) Co., Ltd.

Address:           3rd Floor, CSSD Building, No. 158 Wangdun Road, Suzhou Industrial Park

Attn:                              Lin Wang

Tel:                                     (512)6288 5565 8000

Party A :          Tairan Guo

Address:           3rd Floor, CSSD Building, No. 158 Wangdun Road, Suzhou Industrial Park

Attn:                              Tairan Guo

Tel:                                     (512)6288 5565 8000

Party C:             Lv Neng Tao E-Commerce (Suzhou) Co., Ltd.

Address:           3rd Floor, CSSD Building, No. 158 Wangdun Road, Suzhou Industrial Park

Attn:                              Lin Wang

Tel:                                     (512)6288 5565 8000

15.5              Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms of this Section.

16.            Severability

In the event that one or several of the provisions of this Contract are held to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Contract shall not be affected or compromised in any respect.  The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

17.            Attachments

The attachments set forth herein shall be an integral part of this Agreement.

18.            Effectiveness and Amendments

18.1              This Agreement shall become effective upon execution by the Parties.

18.2              Any amendment, change and supplement to this Agreement shall be made in writing by all of the Parties and shall be effective upon the execution of all Parties and upon the registration in government authority as required (if necessary).

19.            Language and Counterparts

This Agreement is written in Chinese in four copies.  The Pledgor, the Pledgee and Party C shall hold one copy respectively and the other copy shall be used for registration.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written.

Party A:	Yanhua Network Technology (Shanghai) Co., Ltd.

By:
Name:	Minghua Zhao
Title:	Legal Representative

Party B:	Tairan Guo

By:

Party C:	Lv Neng Tao E-Commerce (Suzhou) Co., Ltd.

By:
Name:	Minghua Zhao
Title:	Legal Representative